Exhibit 99.4

       Summary of Financial Analyses of Morgan Stanley and ABN AMRO

     In preparing their respective opinions to the Euronext managing and supervisory boards, Morgan Stanley and ABN AMRO performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying their opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at their respective opinions, each of Morgan Stanley and ABN AMRO made qualitative judgments as to the significance and relevance of each analysis and factor that they considered and each of Morgan Stanley and ABN AMRO considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Accordingly, each of Morgan Stanley and ABN AMRO believe that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, each of Morgan Stanley and ABN AMRO may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis or combination of analyses described below should therefore not be taken to be either Morgan Stanley’s or ABN AMRO’s view of the actual value of Euronext and NYSE Group.

     In their analyses, each of Morgan Stanley and ABN AMRO made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Euronext and NYSE Group. Any estimates contained in Morgan Stanley’s and ABN AMRO’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses described below were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be received by the Euronext shareholders in the exchange offer and in connection with the delivery by Morgan Stanley of its opinion dated January 3, 2007 to the Euronext managing and supervisory boards, and ABN AMRO’s analysis of the fairness from a financial point of view of the standard offer consideration to be offered to Euronext shareholders in the exchange offer and in connection with the delivery by ABN AMRO of its opinion dated January 3, 2007 to the Euronext managing and supervisory boards. Morgan Stanley’s and ABN AMRO’s analyses do not purport to be appraisals or to reflect the prices at which Euronext shares, shares of NYSE Group common stock or shares of NYSE Euronext common stock might actually trade. The consideration to be received by Euronext shareholders in the combination was determined through arm’s-length negotiations between Euronext and NYSE Group and the Euronext managing and supervisory boards authorized Euronext’s entry into the combination agreement. Neither Morgan Stanley nor ABN AMRO recommended any consideration to Euronext or that any given exchange offer consideration constituted the only appropriate consideration for the combination.

     In addition, Morgan Stanley’s and ABN AMRO’s respective opinions and their joint presentation to the Euronext managing and supervisory boards was one of many factors taken into consideration by Euronext’s managing and supervisory boards in deciding to approve the combination. Consequently, the analyses as described below should not be viewed as determinative of the decision of the Euronext managing and supervisory boards with respect to the combination or of whether the Euronext managing and supervisory boards would have been willing to agree to a different transaction.

     The following is a summary of the material financial analyses of Morgan Stanley and ABN AMRO which were presented to the Euronext managing and supervisory boards on January 3, 2007. These summaries of financial analyses include information presented in tabular format. To fully understand Morgan Stanley’s and ABN AMRO’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

       52-week Common Stock Trading Range for Euronext and NYSE Group

     Morgan Stanley and ABN AMRO analyzed the historical closing prices and trading volumes for Euronext shares for the period from January 3, 2006 to January 2, 2007. During that time, the lowest closing price for Euronext shares was €42.80 per share and the highest closing price was €95.85 per share. Morgan Stanley and ABN AMRO noted that Euronext shares closed at a price of €89.60 per share on January 2, 2007. Morgan Stanley and ABN AMRO also noted that the implied purchase price of Euronext shares, based on the closing prices of NYSE Group common stock and Euronext shares on January 2, 2007 and the proposed exchange offer consideration, was $93.06 per share and was near Euronext’s closing price as of January 2, 2007.

Exhibit 99.4

     Morgan Stanley and ABN AMRO also analyzed the historical closing prices and trading volumes for NYSE Group common stock for the period from March 8, 2006 to January 2, 2007. During that time, the lowest closing price for NYSE Group common stock was $49.98 per share and the highest closing price was $108.96.

     Analyst Price Targets

     Morgan Stanley and ABN AMRO reviewed and analyzed future public market trading price targets for Euronext shares and NYSE Group common stock prepared and published by equity research analysts, in November 2006. For these reports, the analyst price targets yielded an average standalone valuation of Euronext shares of €72.40 and an average standalone valuation of NYSE Group common stock of $79.00.

     The public market trading price targets published by securities research analysts o not necessarily reflect current market trading prices for Euronext shares and NYSE Group common stock and these estimates are subject to uncertainties, including the future financial performances of Euronext and NYSE Group and future financial market conditions.

     Comparable Companies Analysis

     While noting that no comparable public company is exactly identical to Euronext or NYSE Group, Morgan Stanley and ABN AMRO compared selected financial information for Euronext and NYSE Group with publicly available consensus earnings estimates for comparable companies. These companies were selected based on their product offerings, business profiles and operating processes. Each of these companies operates in the financial exchange industry and demonstrates operating and business characteristics similar to those of Euronext and NYSE Group. Based upon publicly available estimates of certain securities research analysts and using the closing prices as of January 2, 2007, Morgan Stanley and ABN AMRO calculated, for each of these companies, the stock trading price divided by the EPS estimates for calendar years 2006 and 2007 (the ‘‘price/earnings’’ multiple).

     Using a 2006 price/earnings multiple range between 20.0x and 24.0x implied a Euronext share price between €52.53 and €63.03 per share.

     Using a 2007 price/earnings multiple range between 18.0x and 22.0x implied a Euronext share price between €61.92 and €75.68 per share. The closing price of Euronext shares was €89.60 per share on January 2, 2007.

     Using a 2007 price/earnings multiple range between 25.0x and 30.0x implied a NYSE Group common stock price between $55.50 and $66.60 per share. The closing price of NYSE Group common stock was $97.20 per share on January 2, 2007.

     No company included in the comparable company analysis is identical to Euronext or NYSE Group. In evaluating the comparable companies, Morgan Stanley and ABN AMRO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Euronext or NYSE Group, such as the impact of competition on the business of Euronext or NYSE Group and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Euronext or NYSE Group or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not necessarily in itself a meaningful method of using comparable company data.

      Comparable Transactions Analysis

     Morgan Stanley and ABN AMRO also analyzed the ratio of equity value, defined as market capitalization, to estimated next twelve month net income, of 17 selected transactions in the exchange sector since 1997 and the implied value per Euronext share based on a range of multiples.

      The following table summarizes Morgan Stanley’s and ABN AMRO’s analysis:

Exhibit 99.4

	Euronext Financial Statistic	Comparable Transactions Multiple Statistic	Implied Value Per Share Range for Euronext

Precedent Transaction Financial Statistics

Equity Value to Estimated Next Twelve
Months Net Income ...................................................	€393MM	25.0-30.0x	€86.00-103.19

     No company or transaction utilized in the precedent transaction analyses is identical to Euronext or the combination. In evaluating the precedent transactions, Morgan Stanley and ABN AMRO made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Euronext and NYSE Group, such as the impact of competition on the business of Euronext, NYSE Group or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Euronext, NYSE Group, or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

       Discounted Cash Flow Analysis

     Morgan Stanley and ABN AMRO performed a discounted cash flow analysis for each of Euronext and NYSE Group. The financial information used to complete this analysis was based on financial projections provided to Morgan Stanley and ABN AMRO by the management of Euronext and NYSE Group, respectively. In each case, Morgan Stanley and ABN AMRO calculated the present value of the unlevered free cash flows for the period beginning January 2, 2007 and ending on December 31, 2009. Morgan Stanley and ABN AMRO added to this amount the present value of a ‘‘terminal value,’’ an amount calculated by dividing the company’s projected free cash flow for 2010 by the weighted average cost of capital (‘‘WACC’’) minus a perpetual growth rate. Morgan Stanley and ABN AMRO calculated terminal values for Euronext by utilizing a WACC of 7.4% and a perpetual growth rate ranges of 2.5% to 3.5% and calculated terminal values for NYSE Group by utilizing a WACC of 8.1% and perpetual growth rate ranges of 2.5% to 3.5% . For purposes of this analysis Morgan Stanley and ABN AMRO believed the discount rates provided a reasonable estimate of each of Euronext’s and NYSE Group’s cost of capital. For purposes of this analysis, Morgan Stanley and ABN AMRO used a 29.1% statutory tax rate for Euronext and 43.0% for NYSE Group. The following table summarizes the results of this analysis:

		Perpetual Growth
		Rate Ranges

Discounted Cash Flow Analysis-Price Per Share......................	2.5%		3.5%
Euronext Range: 7.4% WACC......................................................	€85.22		€98.84

		Perpetual Growth
		Rate Ranges

Discounted Cash Flow Analysis-Price Per Share .....................	2.5%		3.5%
NYSE Group Range: 8.1% WACC................................................	$84.59		$96.83

     Value Accretion Analysis

     Morgan Stanley and ABN AMRO reviewed the pro forma impact of the combination on value to Euronext shareholders and NYSE Group stockholders as of January 2, 2007. In calculating the value accretion to Euronext shareholders and NYSE Group stockholders, Morgan Stanley and ABN AMRO assumed an election by Euronext shareholders to receive 100% of the cash consideration available, resulting in assumed ownership of the combined company by Euronext shareholders and NYSE Group ownership stakes in the combined company to the individual stand-alone market capitalization of Euronext and NYSE Group as of January 2, 2007, Morgan Stanley and ABN AMRO calculated value accretion to Euronext shareholders of 11.1% (after adding back the value of the cash component of the offer consideration received by Euronext shareholders to the value of their assumed stake in the combined company) and value accretion to NYSE Group shareholders of 9.0% .

Exhibit 99.4

        The anticipated market capitalization of the combined company was calculated as of January 2, 2007, as follows:

  Euronext’s market capitalization as of January 2, 2007; plus
  NYSE Group’s market capitalization as of January 2, 2007; plus the net present value of the expected synergies to be generated from the combination; plus the value generated from potential tax benefits in the combination; minus the cash consideration expected to be paid to Euronext shareholders in the combination.

      Assessed Ranges

      Based on the above financial analyses, Morgan Stanley and ABN AMRO selected a representative range of values per Euronext share and per NYSE Group share. These assessed ranges were between €70.00 and €85.00 per Euronext share and between $75.00 and $95.00 per NYSE Group share.

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Cautionary Note Regarding Forward-Looking Statements

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. NYSE Group, Inc. (“NYSE Group”), Euronext N.V. (“Euronext”) and NYSE Euronext, Inc. (“NYSE Euronext”) caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving NYSE Group and Euronext, including estimated revenue and cost synergies, NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NYSE Group’s and NYSE Euronext’s filings with the U.S. Securities Exchange Commission (the “SEC”), including NYSE Group’s Annual Report on Form 10-K for the fiscal year ending December 31, 2005 and NYSE Euronext’s Registration Statement on Form S-4 (File No. 333-137506), which are available on NYSE Group’s website at http://www.nyse.com and the SEC’s website at SEC's Web site at www.sec.gov., and in Euronext’s filings with the Autoriteit Financiële Markten (Authority for the Financial Markets) in The Netherlands, including its annual report and registration document for 2005, which is available on Euronext’s website at http://www.euronext.com. The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information About the Pending Transaction

In connection with the proposed business combination transaction between NYSE Group and Euronext, a newly formed holding company, NYSE Euronext, has filed with the SEC a Registration Statement on Form S-4 (File No. 333-137506) (the “S-4”) that includes a proxy statement of NYSE Group, a shareholder circular of Euronext, and an exchange offer prospectus, each of which constitutes a prospectus of NYSE Euronext. The parties have filed other publicly available relevant documents concerning the proposed transaction with the SEC. The SEC declared the S-4 effective on November 27, 2006.

NYSE GROUP STOCKHOLDERS AND EURONEXT SHAREHOLDERS ARE URGED TO READ THE FINAL PROXY STATEMENT/PROSPECTUS, SHAREHOLDER CIRCULAR/PROSPECTUS AND EXCHANGE OFFER PROSPECTUS REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

You may obtain a free copy of the S-4, the final proxy statement/prospectus, the final shareholder circular prospectus, and, if and when such document becomes available, exchange offer prospectus and other related documents filed by NYSE Group and NYSE Euronext with the SEC at the SEC’s Web site at www.sec.gov. The final proxy statement/prospectus, shareholder circular/prospectus and, if and when it becomes available, exchange offer prospectus and the other documents may also be obtained for free by accessing NYSE Group’s Web site at http://www.nyse.com.

Exhibit 99.4

       This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.